Exhibit 23 (a)


INDEPENDENT AUDITORS  CONSENT


We consent to the incorporation by reference in this Registration Statement of Eagle Food Centers, Inc. on Form S-8, relating to 2,000,000 shares of Common Stock issuable under the 1995 Stock Incentive Plan, of our report dated March 22, 1996, appearing in the Annual Report on Form 10-K of Eagle Food Centers, Inc. for the year ended February 3, 1996.



Davenport, Iowa
June 11, 1996